UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
--------------------------------------------------------------------------------




                               (AMENDMENT NO. 1*)



                           KING PHARMACEUTICALS, INC.
                                (Name of Issuer)



                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)



                                   49558210-8
                                 (CUSIP Number)



                                DECEMBER 31, 2001
             (Date of Event Which Requires Filing of this Statement)

--------------------------------------------------------------------------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [x] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

*SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 49558210-8                                               Schedule 13G
--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON: S.S OR IRS IDENTIFICATION NOS.
             THE SUMMIT FUND, LLC
             EIN: 54-1897775

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                        (a) [ ]
                                        (b) [x]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE

--------------------------------------------------------------------------------
Number of Shares        5.  SOLE VOTING POWER                 11,924,413**
Beneficially Owned
by Each Reporting       --------------------------------------------------------
Person with             6.  SHARED VOTING POWER                        0**

                        --------------------------------------------------------
                        7.  SOLE DISPOSITIVE POWER            11,924,413**

                        --------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER                   0**

--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            11,924,413**

--------------------------------------------------------------------------------
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]
             NOT APPLICABLE

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             4.8%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             OO

--------------------------------------------------------------------------------


**See Item 4 of this filing.

CUSIP NO. 49558210-8                                               Schedule 13G
--------------------------------------------------------------------------------
12. NAME OF REPORTING PERSON: S.S OR IRS IDENTIFICATION NOS.
             THE UNITED COMPANY
             EIN: 54-1120913

--------------------------------------------------------------------------------
13. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                        (a) [ ]
                                        (b) [x]

--------------------------------------------------------------------------------
14. SEC USE ONLY

--------------------------------------------------------------------------------
15. CITIZENSHIP OR PLACE OF ORGANIZATION
             VIRGINIA

--------------------------------------------------------------------------------
Number of Shares     16.      SOLE VOTING POWER                         0**
Beneficially Owned
by Each Reporting    -----------------------------------------------------------
Person with          17.      SHARED VOTING POWER                       0**

                     -----------------------------------------------------------
                     18.      SOLE DISPOSITIVE POWER                    0**

                     -----------------------------------------------------------
                     19.      SHARED DISPOSITIVE POWER                  0**

--------------------------------------------------------------------------------
20. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            11,924,413**

--------------------------------------------------------------------------------
21. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]
             NOT APPLICABLE

--------------------------------------------------------------------------------
22. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             4.8%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             CO

--------------------------------------------------------------------------------


**See Item 4 of this filing.

CUSIP NO. 49558210-8                                               Schedule 13G
--------------------------------------------------------------------------------
12. NAME OF REPORTING PERSON: S.S OR IRS IDENTIFICATION NOS.
             UNITED MANAGEMENT COMPANY, LLC
             EIN: 54-1884068

--------------------------------------------------------------------------------
13. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                        (a) [ ]
                                        (b) [x]

--------------------------------------------------------------------------------
14. SEC USE ONLY

--------------------------------------------------------------------------------
15. CITIZENSHIP OR PLACE OF ORGANIZATION
             VIRGINIA

--------------------------------------------------------------------------------
Number of Shares     16.      SOLE VOTING POWER                         0**
Beneficially Owned
by Each Reporting    -----------------------------------------------------------
Person with          17.      SHARED VOTING POWER                       0**

                     -----------------------------------------------------------
                     18.      SOLE DISPOSITIVE POWER                    0**

                     -----------------------------------------------------------
                     19.      SHARED DISPOSITIVE POWER                  0**

--------------------------------------------------------------------------------
20. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            11,924,413**

--------------------------------------------------------------------------------
21. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]
             NOT APPLICABLE

--------------------------------------------------------------------------------
22. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             4.8%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             00

--------------------------------------------------------------------------------


**See Item 4 of this filing.

CUSIP NO. 49558210-8                                               Schedule 13G
--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON: S.S OR IRS IDENTIFICATION NOS.
             NICHOLAS D. STREET

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                        (a) [ ]
                                        (b) [x]

--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
             UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
Number of Shares      5.  SOLE VOTING POWER                  1,664,799**
Beneficially Owned
by Each Reporting     ----------------------------------------------------------
Person with           6.  SHARED VOTING POWER                        0**

                      ----------------------------------------------------------
                      7.  SOLE DISPOSITIVE POWER             1,664,799**

                      ----------------------------------------------------------
                      8.  SHARED DISPOSITIVE POWER                   0**

--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             13,589,212**

--------------------------------------------------------------------------------
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]
             NOT APPLICABLE

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.5%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IN

--------------------------------------------------------------------------------


**See Item 4 of this filing.

CUSIP NO. 49558210-8                                               Schedule 13G
--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON: S.S OR IRS IDENTIFICATION NOS.
             JAMES W. MCGLOTHLIN

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                        (a) [ ]
                                        (b) [x]

--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
             UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
Number of Shares       5.       SOLE VOTING POWER               1,103,332**
Beneficially Owned
by Each Reporting      ---------------------------------------------------------
Person with            6.       SHARED VOTING POWER                     0**

                       ---------------------------------------------------------
                       7.       SOLE DISPOSITIVE POWER          1,103,332**

                       ---------------------------------------------------------
                       8.       SHARED DISPOSITIVE POWER                0**

--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             13,027,745**

--------------------------------------------------------------------------------
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]
             NOT APPLICABLE

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.3%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  IN

--------------------------------------------------------------------------------


**See Item 4 of this filing.

CUSIP NO. 49558210-8                                               Schedule 13G
--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON: S.S OR IRS IDENTIFICATION NOS.
             LOIS A. CLARKE

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                        (a) [ ]
                                        (b) [x]

--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
             UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
Number of Shares       5.  SOLE VOTING POWER                 168,807**
Beneficially Owned
by Each Reporting      ---------------------------------------------------------
Person with
                       6.  SHARED VOTING POWER                     0**

                       ---------------------------------------------------------
                       7.  SOLE DISPOSITIVE POWER            168,807**

                       ---------------------------------------------------------
                       8.  SHARED DISPOSITIVE POWER                0**

--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            12,093,220**

--------------------------------------------------------------------------------
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]
             NOT APPLICABLE

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             4.9%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IN

--------------------------------------------------------------------------------


**See Item 4 of this filing.

CUSIP NO. 49558210-8                                               Schedule 13G
--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON: S.S OR IRS IDENTIFICATION NOS.
             WAYNE L. BELL

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                        (a) [ ]
                                        (b) [x]

--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
             UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
Number of Shares       5.  SOLE VOTING POWER                  83,200**
Beneficially Owned
by Each Reporting      ---------------------------------------------------------
Person with            6.  SHARED VOTING POWER                     0**

                       ---------------------------------------------------------
                       7.  SOLE DISPOSITIVE POWER             83,200**

                       ---------------------------------------------------------
                       8.  SHARED DISPOSITIVE POWER                0**

--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            12,007,613**

--------------------------------------------------------------------------------
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]
             NOT APPLICABLE

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             4.9%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IN

--------------------------------------------------------------------------------

**See Item 4 of this filing.

CUSIP NO. 49558210-8                                               Schedule 13G
--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON: S.S OR IRS IDENTIFICATION NOS.
             TED G. WOOD

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                        (a) [ ]
                                        (b) [x]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
             UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
Number of Shares       5.  SOLE VOTING POWER                  42,666**
Beneficially Owned
by Each Reporting      ---------------------------------------------------------
Person with            6.  SHARED VOTING POWER                     0**

                       ---------------------------------------------------------
                       7.  SOLE DISPOSITIVE POWER             42,666**

                       ---------------------------------------------------------
                       8.  SHARED DISPOSITIVE POWER                0**

--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            11,967,079**

--------------------------------------------------------------------------------
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]
             NOT APPLICABLE

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             4.8%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IN

--------------------------------------------------------------------------------


**See Item 4 of this filing.

                ----------------------------------------------------------------
ITEM 1.(a)      NAME OF ISSUER

                         KING PHARMACEUTICALS, INC.

                ----------------------------------------------------------------
ITEM 1.(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                         501 FIFTH STREET, BRISTOL, TENNESSEE 37620

                ----------------------------------------------------------------
ITEM 2.(a)      NAME OF PERSON FILING

                           (I)    THE SUMMIT FUND, LLC
                           (II)   THE UNITED COMPANY
                           (III)  UNITED MANAGEMENT COMPANY, LLC
                           (IV)   NICHOLAS D. STREET
                           (V)    JAMES W. MCGLOTHLIN
                           (VI)   LOIS A. CLARKE
                           (VII)  WAYNE L. BELL
                           (VIII) TED G. WOOD

                ----------------------------------------------------------------
ITEM 2.(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                         (I) - (VIII)     1005 GLENWAY AVENUE
                                          P.O. BOX 1280
                                          BRISTOL, VIRGINIA 24203-1280

                ----------------------------------------------------------------
ITEM 2.(c)      CITIZENSHIP

                           (I)            DELAWARE
                           (II)  - (III)  VIRGINIA
                           (IV)  - (VIII) UNITED STATES OF AMERICA

                ----------------------------------------------------------------
ITEM 2.(d)      TITLE OF CLASS OF SECURITIES

                         COMMON STOCK, NO PAR VALUE

                ----------------------------------------------------------------
ITEM 2.(e)      CUSIP NUMBER

                         49558210-8

                ----------------------------------------------------------------
ITEM   3.       IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-l(b) OR
                13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                                    NOT APPLICABLE

                ----------------------------------------------------------------
ITEM 4.         OWNERSHIP

         James W. McGlothlin and Nicholas D. Street each own 50% of The United Company, a Virginia corporation, of which The Summit Fund, LLC, a Delaware limited liability company ("The Summit Fund"), is a subsidiary. Ted G. Wood is the President of the Operating Companies of The United Company. United Management Company, LLC, a Virginia limited liability company, owns 1% of The Summit Fund. The Summit Fund has all investment and/or voting power over the shares of Common Stock of King Pharmaceuticals, Inc. which it holds. In addition to being shareholders in The United Company, Mr. McGlothlin and Mr. Street, along with Lois A. Clarke and Wayne L. Bell constitute the board of directors of The Summit Fund. Neither Mr. McGlothlin, Mr. Street, Ms. Clarke, Mr. Bell nor Mr. Wood directly beneficially own more than 5% of the outstanding Common Stock of King Pharmaceuticals, Inc. However, as a result of their respective positions, they may be deemed to have the power to exercise or direct the exercise of such voting and/or dispositive power that The Summit Fund may have with respect to shares of Common Stock of King Pharmaceuticals, Inc. held by The Summit Fund.

         The Summit Fund, The United Company, United Management Company, LLC, Mr. McGlothlin, Mr. Street, Ms. Clarke, Mr. Bell and Mr. Wood are of the view that they are not acting as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934. Indirect beneficial ownership is attributed to The United Company, United Management Company, LLC, Mr. McGlothlin, Mr. Street, Ms. Wood and Mr. Bell because of their control relationship with The Summit Fund.

                ----------------------------------------------------------------
       (a)      AMOUNT BENEFICIALLY OWNED
                                                       DIRECT        INDIRECT
                                                       ------        --------

                         (I)    THE SUMMIT FUND, LLC 11,924,413              0
                         (II)   THE UNITED COMPANY            0     11,924,413
                         (III)  UNITED MANAGEMENT
                                 COMPANY, LLC                 0     11,924,413
                         (IV)   NICHOLAS D. STREET    1,664,779     11,924,413
                         (V)    JAMES W. MCGLOTHLIN   1,103,332     11,924,413
                         (VI)   LOIS A. CLARKE          168,807     11,924,413
                         (VII)  WAYNE L. BELL            83,200     11,924,413
                         (VIII) TED G. WOOD              42,666     11,924,413

                ----------------------------------------------------------------
ITEM 4.(b)      PERCENT OF CLASS
                                                       DIRECT        INDIRECT
                                                       ------        --------
                         (I)    THE SUMMIT FUND, LLC    4.8%            0.0%
                         (II)   THE UNITED COMPANY      0.0             4.8
                         (III)  UNITED MANAGEMENT
                                 COMPANY, LLC           0.0             4.8
                         (IV)   NICHOLAS D. STREET      0.7             4.8
                         (V)    JAMES W. MCGLOTHLIN     0.5             4.8
                         (VI)   LOIS A. CLARKE          0.1             4.8
                         (VII)  WAYNE L. BELL           ***             4.8
                         (VIII) TED G. WOOD             ***             4.8
                *** Less than 0.1%
                ----------------------------------------------------------------
ITEM 4.(c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

                (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                         (I)    THE SUMMIT FUND, LLC               11,924,413
                         (II)   THE UNITED COMPANY                          0
                         (III)  UNITED MANAGEMENT COMPANY, LLC              0
                         (IV)   NICHOLAS D. STREET                  1,664,779
                         (V)    JAMES W. MCGLOTHLIN                 1,103,332
                         (VI)   LOIS A. CLARKE                        168,807
                         (VII)  WAYNE L. BELL                          83,200
                         (VIII) TED G. WOOD                            42,666

                ----------------------------------------------------------------

                (ii)     SHARED POWER TO VOTE OR DIRECT THE VOTE
                         (I) - (VIII)                                       0

                ----------------------------------------------------------------

                (iii)    SOLE POWER TO DISPOSE OR TO DIRECT THE
                         DISPOSITION OF
                         (I)    THE SUMMIT FUND, LLC                11,924,413
                         (II)   THE UNITED COMPANY                           0
                         (III)  UNITED MANAGEMENT COMPANY, LLC               0
                         (IV)   NICHOLAS D. STREET                   1,664,779
                         (V)    JAMES W. MCGLOTHLIN                  1,103,332
                         (VI)   LOIS A. CLARKE                         168,807
                         (VII)  WAYNE L. BELL                           83,200
                         (VIII) TED G. WOOD                             42,666

                ----------------------------------------------------------------

                (iv)     SHARED POWER TO DISPOSE OR TO DIRECT THE
                         DISPOSITION OF
                                    (I) - (VIII)                             0

                ----------------------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                   NOT APPLICABLE

          ----------------------------------------------------------------------
ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                   NOT APPLICABLE

          ----------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                   NOT APPLICABLE

          ----------------------------------------------------------------------
ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                   NOT APPLICABLE

          ----------------------------------------------------------------------
ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

                   NOT APPLICABLE

          ----------------------------------------------------------------------
ITEM 10.  CERTIFICATION

                  BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

          ----------------------------------------------------------------------

                                   SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 12, 2002            THE SUMMIT FUND, LLC

                                    By: UNITED MANAGEMENT COMPANY, LLC


                                    By: /s/ Lois A. Clarke
                                        ----------------------------------------
                                        Lois A. Clarke

                                    Its: President and Managing Director
                                         ---------------------------------------


                                    THE UNITED COMPANY



                                    By: /s/ Lois A. Clarke
                                        ----------------------------------------
                                            Lois A. Clarke

                                    Its: Executive Vice President and Chief
                                         Financial Officer
                                         ---------------------------------------


                                    UNITED MANAGEMENT COMPANY, LLC

                                    By: /s/ Lois A. Clarke
                                        ----------------------------------------
                                            Lois A. Clarke

                                    Its: President and Managing Director
                                         ---------------------------------------


                                    /s/ Nicholas D. Street
                                    --------------------------------------------
                                    Nicholas D. Street


                                    /s/ James W. McGlothlin
                                    --------------------------------------------
                                    James W. McGlothlin


                                    /s/ Lois A. Clarke
                                    --------------------------------------------
                                    Lois A. Clarke


                                    /s/ Wayne L. Bell
                                    --------------------------------------------
                                    Wayne L. Bell


                                    /s/ Ted G. Wood
                                    --------------------------------------------
                                    Ted G. Wood

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).



                                  EXHIBIT INDEX

  Exhibit
    No.                     Description
    ---                     -----------

    1                 Joint Filing Agreement

                                                                       EXHIBIT 1


                             JOINT FILING AGREEMENT

     The Summit Fund, LLC, The United Company, United Management Company, LLC, Nicholas D. Street, James W. McGlothlin, Lois A. Clarke, Wayne L. Bell and Ted
G. Wood (the "Filing Persons"), hereby agree to file jointly a Schedule 13G and any amendments thereto relating to the aggregate ownership by each of the Filing Persons of any voting equity security of a class which is registered pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended, as required by Rule 13d-1 and Rule 13d-2 promulgated under the Securities Exchange Act of 1934. Each of the Filing Persons agrees that the information set forth in such
Schedule 13G and any amendments thereto with respect to such Filing Person will be true, complete and correct as of the date of such Schedule 13G or such amendment, to the best of such Filing Person's knowledge and belief, after reasonable inquiry. Each of the Filing Persons makes no representation as to the accuracy or adequacy of the information set forth in the Schedule 13G or any amendments thereto with respect to any other Filing Person. Each of the Filing Persons shall promptly notify the other Filing Persons if any of the information set forth in the Schedule 13G or any amendments thereto shall become inaccurate in any material respect or if said person learns of information that would require an amendment to the Schedule 13G.

         IN WITNESS WHEREOF, the undersigned have set their hands this 12th day of February, 2002.


                                    THE SUMMIT FUND, LLC

                                    By: UNITED MANAGEMENT COMPANY, LLC

                                    By: /s/ Lois A. Clarke
                                        ----------------------------------------
                                        Lois A. Clarke

                                    Its: President and Managing Director
                                         ---------------------------------------


                                    THE UNITED COMPANY



                                    By: /s/ Lois A. Clarke
                                        ----------------------------------------
                                            Lois A. Clarke

                                    Its: Executive Vice President and Chief
                                         Financial Officer
                                         ---------------------------------------


                                    UNITED MANAGEMENT COMPANY, LLC

                                    By: /s/ Lois A. Clarke
                                        ----------------------------------------
                                        Lois A. Clarke

                                    Its: President and Managing Director
                                         ---------------------------------------

                                    /s/ Nicholas D. Street
                                    --------------------------------------------
                                    Nicholas D. Street


                                    /s/ James W. McGlothlin
                                    --------------------------------------------
                                    James W. McGlothlin


                                    /s/ Lois A. Clarke
                                    --------------------------------------------
                                    Lois A. Clarke


                                    /s/ Wayne L. Bell
                                    --------------------------------------------
                                    Wayne L. Bell


                                    /s/ Ted G. Wood
                                    --------------------------------------------
                                    Ted G. Wood